EXHIBIT 15
October 8, 1997

Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Sears, Roebuck and Co. for the periods ended March 29, 1997 and March 30, 1996 and June 28, 1997 and June 29, 1996, as indicated in our reports dated April 17,1997 and July 24, 1997, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 29, 1997 and June 28, 1997, are being used in this Registration Statement.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



/s/Deloitte & Touche LLP
Deloitte & Touche LLP
Chicago, Illinois